Exhibit 10.23

AWARD DESCRIPTION AND AGREEMENT FOR

RESTRICTED STOCK UNIT AWARD FOR LUIS FERNANDEZ-MORENO

GRANTED UNDER THE ARCH CHEMICALS, INC.

2009 LONG TERM INCENTIVE PLAN

GRANTED SEPTEMBER 7, 2010

1.	Terms

The terms and conditions of the Restricted Stock Units (as defined below) are contained in the Award Certificate (as defined below) evidencing the grant of such Restricted Stock Units, this Award Agreement (as defined below) and in the Arch Chemicals, Inc. 2009 Long Term Incentive Plan (the “Plan”) and such resolutions, rules and policies previously or hereinafter adopted by the Compensation Committee of the Board of Directors of Arch Chemicals, Inc. from time to time; provided that all such terms and conditions contained in documents other than this Award Agreement are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement (including any terms incorporated herein), the terms of the Plan shall govern.

2.	Definitions

As used herein:

“Award Agreement” means this Award Description and Agreement.

“Award Certificate” means the Award Certificate representing the Restricted Stock Units granted to the Participant.

“Non-Section 16 Employee” means any Participant who is not subject to the requirements under Section 16 of the Securities Exchange Act of 1934, as amended.

“Participant” means the individual designated as such in the Award Certificate.

“Restricted Stock Units” means the Restricted Stock Units awarded to the Participant pursuant to the Award Certificate and Section 6(d) of the Plan, where each such Restricted Stock Unit is denominated as one phantom Share and represents conditional unfunded and unsecured promise by the Company to deliver either a Share or a cash payment pursuant to Section 3 below.

“Share” means a share of Company common stock, par value $1.00 per share.

“Valuation Date” means the first business day immediately prior to, as applicable, a Change of Control or the Participant’s death (or if the Company’s common stock is not traded on such day, the first preceding day on which such stock is traded).

“Vesting Period” means, with respect to fifty percent (50%) of the Restricted Stock Units, the period beginning with the date such unit is granted and ending on August 1, 2011 and with respect to the remaining fifty percent (50%) of the Restricted Stock Units, the period beginning on the date such units were granted and ending April 1, 2012.

“Vesting Time” means, with respect to Restricted Stock Units, the close of business on the last day of the applicable Vesting Period; provided that if the Participant incurs a Termination of Employment during the Vesting Period but becomes vested in some or all of the Participant’s Restricted Stock Units pursuant to Section 4 hereunder, the Vesting Time shall be the date on which the Participant incurs such Termination of Employment.

Other capitalized terms used in this Award Agreement but not defined herein shall have the meanings specified in the Plan.

3.	Vesting and Payment

(a)	Except as provided in the Plan, and subject to Sections 4 and 5 of this Award Agreement, a Participant’s interest in the outstanding Restricted Stock Units shall vest at the Vesting Time applicable to such units. Each Restricted Stock Unit not vested by the Vesting Time applicable to such unit shall be forfeited.

(b)	Except as otherwise determined by the Committee or as provided in the Plan, and subject to Section 5 of this Award Agreement, following the Vesting Time, a percentage of the vested Restricted Stock Units shall be payable to a Participant in cash and the remaining percentage of the vested Restricted Stock Units shall be payable to a Participant in Shares on a one-for-one basis. Such percentages shall be set forth in the applicable Award Certificate. Such percentages may range from 0% to 100%.

(c)	The total amount of Restricted Stock Units, if any, vested in a Participant at the Vesting Time shall be paid as soon as practicable after the Vesting Time but no later than March 15th of the calendar year following the year in which the Vesting Time occurs.

(d)

For Restricted Stock Units that are to be paid in cash, if any, except in connection with a payment arising as a result of the Participant’s death or a Change of Control, the Restricted Stock Units will be valued using the average of the “daily fair market value” for the last five trading days ending on the date the Vesting Time occurs (or if the Vesting Time is not a trading day, the last five trading days prior to the Vesting Time), where “daily fair market value” for this purpose means the average of the high and low sales prices of a Share on each trading day in that five-day period, as reported on the consolidated transaction reporting system for New York Stock Exchange issues. In connection with a cash payment arising as a result of death or a Change of Control, the Restricted Stock Units will be valued at the average of the high and low quoted sales prices of a Share as reported on the consolidated transaction reporting system for New York Stock Exchange issues on the Valuation Date. To the extent that payments in respect of Restricted Stock Units will be paid in a foreign currency, the conversion from U.S. dollars to the foreign currency will be based on the exchange rate in effect (i) in the case of a payment arising for any reason other than a Participant’s death or a Change of Control, at the close of business on the fifth day of the five trading day period over which the “daily fair market value” is determined and (ii) in the case of a payment arising as a result of a Participant’s death or a Change of Control, the exchange rate in effect at the close of business on the Valuation Date.

4.	Termination of Employment

(a)	In the event of a Participant’s Termination of Employment during the Vesting Period (i) by the Company for cause (determined based on the Company’s policies and practices in effect at the time of such Termination of Employment) or (ii) due to any other reason other than the Participant’s Disability or death, all outstanding Restricted Stock Units shall be forfeited; provided that in the case of any such Termination of Employment other than by the Company for cause, the Committee (or, in the case of a Participant who is a Non-Section 16 Employee on the date of his or her Termination of Employment, the Company’s Chief Executive Officer or Vice President of Human Resources) may determine, in its or such officer’s (as applicable) sole discretion, that a portion of the Restricted Stock Units (determined on a prorated basis based on the number of days elapsed from the beginning of the Vesting Period applicable to the Restricted Stock Units up to and including the date of the Termination of Employment) shall become vested and nonforfeitable, and that the cash and Shares subject to such vested Restricted Stock Units shall be delivered to the Participant in accordance with Section 3 of this Award Agreement.

(b)	In the event of a Participant’s Termination of Employment during the Vesting Period by reason of death, all outstanding Restricted Stock Units that are not vested and nonforfeitable as of the date of the Participant’s death, shall become fully vested and nonforfeitable, and the cash and/or Shares subject to such vested Restricted Stock Units shall be delivered to the Participant in accordance with Section 3 of this Award Agreement.

(c)	In the event of a Participant’s Termination of Employment during the Vesting Period by reason of Disability, a portion of the Restricted Stock Units (determined on a prorated basis based on the number of days elapsed from the beginning of the Vesting Period applicable to the Restricted Stock Units up to and including the date of the Termination of Employment) shall become fully vested and nonforfeitable, and the cash and Shares subject to such vested Restricted Stock Units shall be delivered to the Participant in accordance with Section 3 of this Award Agreement.

5.	Change of Control

Unless the Committee or the Board determines otherwise, upon a Change of Control during the Vesting Period, Restricted Stock Units that are not vested shall become vested and deemed earned in full, and shall be paid to the Participant in cash as soon as practicable but no later than the tenth (10th) business day after the Change of Control, in each case, notwithstanding that the applicable Vesting Period shall not have been completed.

6.	Tax Withholding

The delivery of Shares or cash pursuant to this Award Agreement is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 11(d) of the Plan. The Company will withhold from the payout of Restricted Stock Units, as the case may be, the amount necessary to satisfy all minimum statutory withholding tax requirements. The Company shall be authorized to take such actions as the Company may deem necessary (including, without limitation, in accordance with applicable law, withholding amounts from any compensation or other amounts owing from the Company to the Participant) to satisfy all obligations for the payment of such taxes. Notwithstanding anything herein to the contrary, applicable withholding taxes shall first be satisfied from any cash payment made pursuant to this Award Agreement, if any, and, to the extent such cash payments are insufficient to satisfy such withholding taxes, the Company shall use Shares to be delivered hereunder to satisfy any remaining withholding requirements.

7.	Dividend Equivalents

Unless and until the Committee decides otherwise and while a Restricted Stock Unit is outstanding, within five business days of each cash dividend payment date relating to the Shares underlying the Restricted Stock Unit, the Company will accrue and defer for a Participant for each outstanding Restricted Stock Unit so held on such dividend payment date a cash amount equal to the cash dividend payment made on one Share on such cash dividend payment date. Restricted Stock Units carry no voting rights nor shall the holder thereof be entitled to dividends or other rights enjoyed by shareholders except as otherwise provided in this Section 7. In the event a particular Restricted Stock Unit is paid out and not forfeited, the dividend equivalents to the extent accrued on such Restricted Stock Unit prior to the Vesting Time (or in the event of a Change of Control, the Valuation Date) shall be paid in cash to the Participant at the time of payment of the Restricted Stock Unit. If any Restricted Stock Unit is forfeited for any reason, the deferred and accrued dividend equivalents relating to that Restricted Stock Unit shall also be forfeited and shall not be paid out. The obligation hereunder shall be an unfunded and unsecured obligation of the Company. No interest shall accrue on any deferred amounts.

8.	Fractional Shares

In the event a payout in the form of Shares would entitle a Participant to a fractional share of Company’s common stock, such fractional share shall be rounded up to the next whole number of Shares and the Restricted Stock Units, as the case may be, to be paid out in cash, if any, shall be reduced by the same amount as the fractional increase to the payout in Shares.

9.	Non-Transferability

Unless otherwise provided by the Committee in its discretion, Restricted Stock Units may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered by any Participant, otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

10.	Miscellaneous

(a)	By acceptance of the award of Restricted Stock Units, each Participant agrees that such award is special compensation, and that any amount paid under this Award Agreement will not affect:

(i)	the amount of any pension under any pension or retirement plan in which he or she participates as an employee of the Company,

(ii)	the amount of coverage under any group life insurance plan in which he or she participates as an employee of the Company, or

(iii)	the benefits under any other benefit plan of any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

(b)	The Participant hereby agrees and acknowledges that he has read and understood the covenants (including the noncompetition covenant) set forth under Section 10 of the Plan, and agreed to be bound by such covenants.

(c)	The Company may affix to certificates for Shares (if any) issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which any Participant may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

(d)	The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

(e)	The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

(f)	The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 11(e) of the Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair a Participant’s vested rights under this Award Agreement shall not to that extent be effective without the Participant’s consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the Restricted Stock Units shall be subject to the provisions of Section 7(c) of the Plan).